EXHIBIT 99.1
BRAEMAR HOTELS & RESORTS
Fourth Quarter 2024 Conference Call
February 27, 2025
10 a.m. CT

Introductory Comments – Deric Eubanks
Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the fourth quarter and full year 2024 and to update you on recent developments. On the call today will also be: Richard Stockton, President and Chief Executive Officer and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 26, 2025 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the fourth quarter and full year ended December 31, 2024 with the fourth quarter and full year ended December 31, 2023.
I will now turn the call over to Richard Stockton. Please go ahead Richard.
Introduction – Richard Stockton
Good morning, and welcome to our fourth quarter earnings conference call. I will begin today’s call by providing an overview of our recent results and our strategic priorities for 2025. Then, Deric will provide a review of our financial results, and Chris will provide an update on our asset management activity. Afterwards, we will open the call for Q&A.

We have a few key themes for today’s call:
1.First, I’m pleased to report that after six straight quarters of declining RevPAR, our portfolio achieved 1.9% Comparable RevPAR growth in the fourth quarter and achieved 5.3% Comparable total revenue growth,
2.Second, we are in active discussions with a lender on the refinancing of our $293 million loan that matures in June. After completing that refinancing, we will have no remaining final debt maturities in 2025; and
3.Third, we continue to make solid progress on our Shareholder Value Creation Plan, having redeemed approximately $80 million of our non-traded preferred stock.
Turning to our fourth quarter results, I’m excited to report that, after several quarters of RevPAR decreases, our portfolio delivered solid results with fourth quarter Comparable RevPAR of $305, reflecting an increase of 1.9% over the prior year quarter. Additionally, Comparable Total Hotel Revenue increased by 5.3% over the prior year period, and Comparable Hotel EBITDA was $41.1 million, which represents a 0.7% increase over the prior year quarter.
This growth was driven in part by a strong 7% increase in group revenue, underscoring the continued resurgence of group bookings and events. Our portfolio demonstrated solid growth and improved operating performance despite temporary challenges in certain markets. For instance, unseasonably mild winter weather impacted demand in key seasonal destinations, while shifts in the timing of Festive events also influenced booking patterns. With New Year’s Eve falling on a Wednesday, demand extended into the first weekend of January. Likewise, the shift of Christmas from Monday in 2023 to Wednesday in 2024 compressed the peak festive booking window from ten days to just six. Despite these calendar-driven challenges, our portfolio remained resilient with a 5% increase in Total Hotel Revenue compared to the prior year period.
Nine of our fifteen hotels are considered resort destinations and this luxury resort portfolio delivered solid fourth quarter performance with Comparable RevPAR of $515, a 1.3% increase over the prior year period, and combined Comparable Hotel EBITDA of $31 million, a 4.1% increase over the prior year period.
We also continue to be encouraged by the performance of our urban hotels, which achieved Comparable RevPAR growth of 3.3% in the fourth quarter. We are seeing strength across all demand segments at our urban properties and our forward booking pace is strong. January RevPAR for our portfolio was an impressive 13% over the prior year. While the Capital Hilton benefited from the inauguration, our portfolio RevPAR growth excluding the Capital Hilton was still over 9%.
As we enter 2025, we are seeing strong momentum and solid forward bookings, driven by improving industry fundamentals, sustained growth in our urban hotels and an anticipated rebound in our resort segment. It’s also worth noting that the period of decline as a result of unsustainably high resort RevPAR, driven by post-COVID stimulus and international travel restrictions, has ended. However, moving forward, we believe the resort segment is expected to return to steady growth, aided by supply constraints stemming from the ongoing restrictive capital markets environment.
Moving on to capital expenditures, in the fourth quarter of 2024, we successfully delivered several high-impact projects aimed at enhancing the guest experience and driving long-term value across our portfolio. At the Four Seasons Resort Scottsdale, we transformed underutilized back-of-house space into a retail market, providing guests with seamless access to curated gourmet offerings while generating incremental revenue. We also made significant strides in our food and beverage programming in the fourth quarter of 2024, completing the renovation of the fine dining venue at The Ritz-Carlton Reserve Dorado Beach, reinforcing the resort’s market positioning and commitment to world-class culinary experiences. We also refreshed the oceanside ballroom and boardroom at the property, ensuring it remains a premier destination for corporate and social events. Additionally, we successfully completed the renovation of the beach-side restaurant, “Sails” at The Ritz-Carlton St. Thomas. Overlooking Great Bay, the refreshed venue enhances the resort’s elevated dining experience and further solidifies its status as a luxury Caribbean destination.
On the capital markets front, and subsequent to quarter end, the Company successfully extended its mortgage loan secured by the 170-room Ritz-Carlton Lake Tahoe. The loan had an initial maturity date in January of 2025 and continues to have a final maturity date in January of 2026. The loan has been extended with a paydown of $10 million and the spread on the loan is now SOFR + 3.25%.
I am also pleased to report that to date, we have redeemed approximately $80 million of our non-traded preferred stock, which represents approximately 17% of the original capital raise. We expect to continue to redeem these shares as we seek to deleverage our platform and improve our cash flow per share.
Finally, I want to take a moment to express our heartfelt support for all those affected by the recent Southern California fires. While our assets were not directly impacted, the event has caused fluctuations in Los Angeles market demand. In response, our company swiftly stepped in to assist, providing accommodations for long-term displaced guests and securing insurance-related stays and corporate groups to support the local recovery efforts. Initially, at Cameo Beverly Hills, transient demand spiked as evacuees sought temporary housing, but it retracted within a few days as residents returned home or secured long-term accommodations. Since then, the property has experienced daily volatility, with frequent bookings and cancellations. Group business has also been impacted, leading to cancellations, date shifts, and softened sell rates across the market. More recently, February saw a return to stable Group bookings. We remain committed to supporting local efforts, ensuring that our hotels continue to play a role in the community’s rebuilding process.
I will now turn the call over to Deric to take you through our financials in more detail.
Financial Review – Deric Eubanks
Thanks, Richard.
For the quarter, we reported a net loss attributable to common stockholders of $(31.1) million or $(0.47) per diluted share and AFFO per diluted share of negative $(0.06). For the full year, we reported net loss attributable to common stockholders of $(50.9) million or $(0.77) per diluted share and AFFO per diluted share of $0.21.
Adjusted EBITDAre for the quarter was $30.2 million. Adjusted EBITDAre for the full year was $157.6 million.
At quarter end, we had total assets of $2.1 billion. We had $1.2 billion of loans, of which $27.7 million related to our joint venture partner’s share of the loan on the Capital Hilton. Our total combined loans had a blended average interest rate of 7.2% taking into account in-the-money interest rate caps. Based on the current level of SOFR and our corresponding interest rate caps, approximately 23% of our debt is effectively fixed and approximately 77% is effectively floating. As of the end of the fourth quarter, we had approximately 40.8% net debt to gross assets.
We ended the quarter with cash and cash equivalents of $135.5 million, plus restricted cash of $49.6 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $22.9 million in due from third-party hotel managers. This primarily represents cash held by one of our brand managers, which is also available to fund hotel operating costs.
With regard to dividends, we again announced a quarterly common stock dividend of $0.05 per share or $0.20 per diluted share on an annualized basis. This equates to an annual yield of approximately 7.7% based on yesterday’s stock price. Our Board of Directors will continue to review the Company’s dividend policy on a quarter-to-quarter basis.
We are currently in active discussions with a lender regarding the refinancing of our only remaining final 2025 debt maturity. We hope to have an announcement in the coming weeks regarding that financing. On a positive note, the hotel debt capital markets continue to get more attractive, especially for low leverage loans on high quality assets like those in the Braemar portfolio. While SOFR has already decreased approximately 100 basis points from its high, we’ve also seen credit spreads decrease approximately 100 basis points over the past year which has resulted in a much more attractive environment for borrowers.
As of December 31, 2024, our portfolio consisted of 15 hotels with 3,667 net rooms.
Our share count currently stands at 73.8 million fully diluted shares outstanding, which is comprised of 66.6 million shares of common stock and 7.2 million OP units.
This concludes our financial review. I’d now like to turn it over to Chris to discuss our asset management activities for the quarter.
Asset Management – Chris Nixon
Thank you, Deric.
For the fourth quarter, Comparable Hotel RevPAR for our portfolio was $305, reflecting a 2% increase over the prior year period. Group pace continues to accelerate across our portfolio, and I’d like to spend some time discussing our recent group performance. In the fourth quarter, Group rooms revenue increased by 7% compared to the prior year period. Additionally, full-year 2024 Group room revenue was up 4%. The Ritz-Carlton St. Thomas continued its record-breaking Group performance, reporting over 100% growth over the prior year period in both October and November. Fourth quarter Group room revenue grew by 65% over the prior year period, driven by more flexible strategies during identified need periods. Notably, weddings accounted for 55% of Group room revenue in October and November, up 209% from the prior year period. A short-term corporate booking in November contributed over 20% of total Group room revenue for the quarter, booking just two months in advance. Looking ahead, our 2025 Group rooms revenue pace remains strong, currently pacing 8% ahead of the prior year period. Additionally, in the fourth quarter, Group lead volume improved by 11% over the prior year period. The Ritz-Carlton Lake Tahoe experienced an

18% growth in lead volume year-over-year, driven by the renovation of its function space last summer and the addition of new leadership on the sales team focused on strategic Group opportunities. As a result, this slopeside luxury resort increased Group room revenue by 250% over the prior year period, generating an incremental $1.2 million in rooms revenue. Turning to booking volume, we secured $61 million in future Group revenue during the fourth quarter—a notable increase from $41 million during the third quarter and $43 million during the second quarter. These results highlight the strength of our Group business strategy and reinforce our positive outlook for 2025 as we continue optimizing revenue opportunities across our portfolio.
Alongside revenue growth, our teams have remained highly focused on expense control, driving margin improvements across multiple areas of our hotels. We achieved a 30-basis point increase in gross operating profit margin compared to 2019, excluding The Ritz-Carlton St. Thomas, which was undergoing reconstruction following the 2017 hurricanes. Our iconic luxury Caribbean property, The Ritz-Carlton Reserve Dorado Beach, delivered significant financial gains in the fourth quarter, increasing its gross operating profit margin by over 1,100 basis points compared to 2019. This growth was fueled by strategic pricing adjustments, operational efficiencies, and targeted revenue optimization initiatives. A key driver was the refinement of the amenity fee structure—shortly after acquiring the property in 2022, the resort fee increased from $125 to $150 and our property manager focused on increasing the capture rate in the Group segment. Operational efficiencies also played a critical role in margin expansion. Consolidating PBX and room service operations improved productivity while maintaining guest satisfaction. The residential rental program saw notable growth, with enhanced marketing and the addition of two new residential units driving a 13% increase in residential room nights sold over the prior year period. Housekeeping optimizations, including a shift away from contract labor, enhanced service quality and generated over $200,000 in payroll savings. Additionally, bringing valet parking operations in-house in 2024 resulted in a $76,000 increase in parking revenue for the full year. These initiatives have positioned The Ritz-Carlton Reserve Dorado Beach for sustained profitability, reinforcing our ability to drive meaningful performance improvements.
Following its transformative renovation, The Ritz-Carlton Lake Tahoe delivered a strong fourth quarter performance with a 49% increase in Total Hotel Revenue over the prior year quarter. This growth was largely driven by Rooms revenue and Food & Beverage revenue, which grew 48% and 58% over the prior year period respectively. This was the result of increased Group and event business, strategic pricing adjustments, and a successful menu engineering analysis. The hotel’s full-scale renovation included relocating and expanding the living room bar, upgrading meeting spaces, restaurants, and the fitness center, and adding outdoor cabanas overlooking the pool. Strong Group demand, including two full-group sellouts in October, combined with early snowfall, compelling promotional packages, and a targeted marketing plan focused on luxury consortia, contributed to significant transient revenue growth. From an expense control standpoint, our asset management team remained highly focused on labor efficiencies and managing controllable costs per occupied room. This exceptional quarter underscores the effectiveness of our strategic enhancements and operational improvements, positioning our portfolio for continued success in the coming year.
Looking ahead to 2025, we will launch several key renovations to enhance our luxury offerings. In the first quarter, we will begin guestroom renovations at Hotel Yountville, further elevating its luxury positioning in the heart of Napa Valley. At The Ritz-Carlton St. Thomas, we plan to add five luxury beachside cabanas, enhancing the beachfront experience and driving incremental revenue.

Later this year, we will initiate renovations to support the strategic transformation of Cameo Beverly Hills into a luxury Hilton LXR hotel. We will also begin a comprehensive guestroom renovation at Park Hyatt Beaver Creek, further refining the resort’s world-class alpine experience. For 2024, we invested approximately $70 million in capital expenditures and expect to spend between $75 million and $95 million in 2025 as we continue to enhance and elevate our luxury portfolio.
I will now turn the call back over to Richard for final remarks.
Richard Stockton
Thank you, Chris.
In summary, I’d like to reiterate that we continue to be pleased with the performance of our hotels, in particular the continued strong performance of our urban properties. We also remain well positioned with a solid balance sheet and promising outlook. We look forward to updating you on our progress in the quarters ahead.
This concludes our prepared remarks, and we will now open the call for Q&A. Thank you.
<Q&A>
Richard Stockton
Thank you for joining us on our year-end earnings call and we look forward to speaking with you again next quarter.